Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
Bio-Techne Corporation

We consent to the use of our report dated August 31, 2015 with respect to the consolidated balance sheets of Bio-Techne Corporation as of June 30, 2015 and 2014, and the related consolidated statements of earnings and comprehensive income, shareholders’ equity, and cash flows for each of the years in the three-year period ended June 30, 2015, and the effectiveness of internal control over financial reporting as of June 30, 2015, incorporated herein by reference.

Our report dated August 31, 2015 on internal control over financial reporting as of June 30, 2015, contains an explanatory paragraph that states management excluded from its assessment of the effectiveness of internal control over financial reporting as of June 30, 2015, Protein Platforms and Novus’ internal control over financial reporting that comprise 47.9% of total assets and 18.7% of total revenues included in the consolidated financial statements of Bio-Techne Corporation as of and for the year ended June 30, 2015. Our audit of internal control over financial reporting of Bio-Techne Corporation also excluded an evaluation of the internal control over financial reporting of Protein Platforms and Novus.

/s/ KPMG LLP

Minneapolis, Minnesota
October 30, 2015